Exhibit 99.1
THE SCOTTS MIRACLE-GRO COMPANY
Segment Results

The Company divides its operations into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business located in the geographic United States. Hawthorne consists of the Company’s indoor and hydroponic gardening business. Other consists of the Company’s consumer lawn and garden business in geographies other than the U.S. and the Company’s product sales to commercial nurseries, greenhouses and other professional customers. In addition, Corporate consists of general and administrative expenses and certain other income and expense items not allocated to the business segments. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.
During the three months ended January 2, 2021, the Company changed its internal organization structure such that AeroGrow International, Inc. (“AeroGrow”) is now managed by and reported within the U.S. Consumer segment. Within the U.S. Consumer segment, AeroGrow will be integrated into the Company’s overall direct-to-consumer focus and strategy. AeroGrow was previously managed by and reported within the Hawthorne segment. The prior period amounts have been reclassified to conform with the new organization structure.
The performance of each reportable segment is evaluated based on several factors, including income (loss) from continuing operations before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”). Senior management uses Segment Profit (Loss) to evaluate segment performance because the Company believes this measure is indicative of performance trends and the overall earnings potential of each segment.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)

	Year Ended September 30, 2020
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net Sales:
U.S. Consumer	$165.5	$1,113.2	$1,093.0	$511.8	$2,883.5
Hawthorne	180.7	219.5	285.7	337.3	1,023.1
Other	19.6	50.1	114.0	41.2	225.0
Consolidated	$365.8	$1,382.8	$1,492.7	$890.3	$4,131.6
Segment Profit (Loss):
U.S. Consumer	$(40.1)	$374.6	$313.8	$46.0	$694.3
Hawthorne	12.5	23.8	37.8	37.7	111.9
Other	(3.5)	4.0	14.4	(3.2)	11.7
Total Segment Profit (Loss)	(31.1)	402.4	366.0	80.5	817.9
Corporate	(26.1)	(36.9)	(57.8)	(62.5)	(183.4)
Intangible asset amortization	(7.6)	(8.1)	(7.8)	(8.9)	(32.5)
Impairment, restructuring and other	2.2	(3.7)	(15.9)	0.5	(16.8)
Costs related to refinancing	(15.1)	—	—	—	(15.1)
Interest expense	(20.0)	(22.7)	(20.3)	(16.7)	(79.6)
Other non-operating income, net	2.6	2.8	1.9	12.8	20.1
Income (loss) from continuing operations before income taxes	$(95.1)	$333.8	$266.1	$5.7	$510.6

	Year Ended September 30, 2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net Sales:
U.S. Consumer	$149.4	$1,001.9	$894.0	$266.3	$2,311.7
Hawthorne	128.3	135.7	171.4	205.3	640.6
Other	20.4	52.3	104.9	26.1	203.7
Consolidated	$298.1	$1,189.9	$1,170.3	$497.7	$3,156.0
Segment Profit (Loss):
U.S. Consumer	$(42.8)	$320.1	$270.8	$(21.5)	$526.7
Hawthorne	4.1	10.2	17.5	22.7	54.6
Other	(4.0)	3.8	13.2	(2.6)	10.3
Total Segment Profit (Loss)	(42.7)	334.1	301.5	(1.4)	591.6
Corporate	(27.9)	(34.3)	(34.4)	(38.5)	(135.3)
Intangible asset amortization	(8.3)	(8.4)	(8.4)	(8.4)	(33.4)
Impairment, restructuring and other	(6.0)	(1.2)	(0.5)	(5.7)	(13.3)
Equity in income of unconsolidated affiliates	1.3	2.0	—	—	3.3
Interest expense	(25.2)	(28.9)	(25.9)	(21.7)	(101.8)
Other non-operating income, net	2.9	260.1	5.1	2.3	270.5
Income (loss) from continuing operations before income taxes	$(105.9)	$523.4	$237.4	$(73.4)	$581.6
The sum of the quarters may not equal full year due to rounding.

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